Exhibit 99.1

Trevena, Inc. Announces $8.0 Million Registered Direct Offering

Priced At-the-Market Under Nasdaq Rules

CHESTERBROOK, Pa., November 16, 2022 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN) ("Trevena" or the "Company"), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that it has entered into a securities purchase agreement with a single institutional investor for the purchase and sale of 2,614,380 shares of common stock and warrants to purchase up to an aggregate of 2,614,380 shares of common stock, at a combined offering price of $3.06 per share of common stock (or pre-funded warrants in lieu thereof) and accompanying warrant, in a registered direct offering priced at-the-market under Nasdaq rules. The warrants have an exercise price of $2.95 per share, will be exercisable immediately upon issuance and will expire five years following the date of issuance. The closing of the offering is expected to occur on or about November 18, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

Total gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses, is expected to be approximately $8.0 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include working capital and general and administrative expenses.

The securities described above are being offered pursuant to a “shelf” registration statement on Form S-3 (333-251006), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 27, 2020 and declared effective on December 4, 2020, and the accompanying prospectus contained therein. The offering will be made only by means of a prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by e-mail at placements@hcwco.com or phone at (212) 856-5711.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the SEC.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements relating to the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of proceeds therefrom, future operations, clinical development and trials of its therapeutic candidates and approved product, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the satisfaction of the closing conditions to the offering and completion of the offering on the anticipated terms or at all; the uncertainties related to the result of the voting on the Proposal at the special meeting of stockholders; the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com
(617) 430-7576

Company Contact:

Bob Yoder
SVP and Chief Business Officer
Trevena, Inc.
(610) 354-8840